J o h n D. T h o m a s, P. C.

11650 South State Street

Suite 240

Draper, Utah 84 020

(801) 816-2511

Fax: (801) 816-2537

jthomas@acadiagrp.com

December 20, 2018

The Board of Directors

HOVERLINK BIOTECHNOLOGIES, INC.

1801 Century Park E., 24th Floor

Los Angeles, California 90067

(866) 443-4666

Re: Opinion and Consent of Counsel with respect to Registration Statement on Form S-1

TO WHOM IT MAY CONCERN:

You have requested the opinion and consent of this law firm, as counsel, with respect to the resale of certain securities of Hoverlink Biotechnologies, Inc. (the “Company”) pursuant to the filing of a registration statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission.

The proposed registration statement relates to the registration of an aggregate of 6,550,000 shares of common stock of the Company issued to the selling stockholders for consideration (the “Shares”), as more fully described in the Registration Statement. It is our opinion that the Shares of common stock have been, issued, duly authorized, validly issued, fully paid and non-assessable shares of common stock of the Company in accordance with the Delaware General Corporation Law, other relevant statutory provisions, all applicable provisions of the Delaware Constitution, and reported decisions interpreting those laws.

We hereby consent to be named as counsel for Hoverink Biotechnologies, Inc. in the registration statement included therein and consent to the filing of this opinion as an exhibit to the Registration Statement and with any amendments.

Very truly yours,

JOHN D. THOMAS, P.C.

/s/ John D. Thomas
John D. Thomas, Esq.
President